
THE
HEALING
COMPANY

Dear Shareholders, Partners and Friends of The Healing Company

In February, we launched HLCO with a bold vision: bring integrated healing to the world, helping millions of people improve their quality of life. Today, we are thrilled to share with you three exciting updates and a look ahead at what's to come.

Marquee first acquisition

YOUR SUPER®

Tomorrow, we'll announce the acquisition of leading plant-based superfoods brand, Your Super. Ranking #1 in the food and beverage category and 25th overall on Inc.'s 2021 5000 fastest growing company list, the brand



saw three-year revenue growth of 11,477 percent and $180M in cumulative revenue. Previously backed by PepsiCo and Beyond Meat investor PowerPlant Ventures, Your Super sits at the intersection of two high-growth wellness sectors—superfoods and plant-based nutrition—representing more than $200bn of global market potential.[1] The acquisition was financed through a mix of cash and HLCO equity, and marks an exciting milestone for both companies. Our partnership with tremendous founders Kristel de Groot and Michael Kuech, as well as the full Your Super team, will focus on expanding access to the brand's healing superfood blends.


MAGIC MUSHROOM
GOLDEN MELLOW
SUPER GREEN
FOREVER BEAUTIFUL

Your Super's Traction to date

cumulative revenue	total products sold
$180m	**5m**

1m+ highly engaged audience of Super Moms	Multi-channel distribution SPROUTS FARMERS MARKET, TARGET, THE VITAMIN SHOPPE, CVS	revenue split **75%** US **25%** Europe

Secured Funding

Closed **$150M** credit facility funded by the i80 Group to fuel further acquisitions. Earlier this year, the i80 Group announced a multi-year fund commitment from ICONIQ Capital.

> “The Healing Company’s targeted acquisition strategy is highly attractive in the currently challenged economic environment as we’ve seen declining asset prices this year, and we expect them to fall further. The Healing Company’s experienced and visionary team is perfectly positioned to capitalize on this, and we’re proud to partner with them on this venture.”
>
> **Marc Helwani**
> **Founder and CIO of i80 Group**

Pioneering Team

Appointed Kay Koplovitz as Chair of the Board and added four key team members.



Kay Koplovitz
Chair of the Board
USA Network · ORACLE · Springboard



Amit Kapur
Chief Financial Officer
TIDL



Jolene Jacobs
General Manager
caliper foods · bobbie.



John Hoekman
Head of Business Development
NuCalm



Lee Forster
Strategic Advisor
(Ex-GB Olympian)
neat.

What's to come

With market tailwinds favoring our fundamentals-focused roll-up strategy, and a highly active pipeline, we have deep conviction in the repeatability of our model.

Favorable M&A landscape

Great businesses cost less. Consumer M&A valuations down 25%+ vs 12 months earlier, and likely to drop further.[2]

25%

Rising consumer demand

50% of US consumers now say wellness is a top priority in their day-to-day lives, up from 42% in 2020.[3]

50%

Downturn-resistant sector

The supplement category grew 8% through the 2007-2009 recession; in 2022, 62% of people say health and wellness spend is the last thing they'd cut back on.[4]

62%

Vast & growing pipeline

>1000 qualified targets representing over $3B in revenue; over 60 active deal discussions.

1000 targets

↓

$3b in revenue

↓

60 deal discussions

This is an exciting day at HLCO, one which would not be possible without your partnership and support. We celebrate today, and look forward to tomorrow, as we continue to make critical strides in changing the way the world thinks about healing.

With health & healing,

A. Oelmann

Anabel Oelmann
Co-founder & Director

Simon Belsham
Co-founder & CEO

CONFIDENTIAL



The Healing Company
@theheal_co
@theheal_co
THE HEALING COMPANY

[1] Statista & Meticulous Market Research Pvt. Ltd
[2] Valuation decline stats have ranged from 9% (jul 27, 2022, consumer sector, S&P Global) to 50%+ (September 2022, Harris Williams)
[3] McKinsey, 2022
[4] Information Resources Inc, 2009

CONFIDENTIAL